Exhibit 23.3

Independent Auditors’ Consent

The Board of Directors

Big City Radio, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the headings “Experts” and “Selected Historical Financial Data” in the joint information statement/prospectus. Our report refers to a change in the method of accounting for goodwill and other intangible assets as a result of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002.

/s/    KPMG LLP

Los Angeles, California

March 17, 2003